Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of The Duckhorn Portfolio, Inc. of our report dated December 18, 2020, except for the disaggregated revenue information discussed in Note 2 to the consolidated financial statements, as to which the date is February 23, 2021, relating to the financial statements of The Duckhorn Portfolio, Inc. (formerly known as Mallard Intermediate, Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 3, 2021